Exhibit 10.2
Novelis — Annual Incentive Plan — 2009-10
Key features of the Scheme:
1.	Title and Administration: The scheme shall be referred to as the Novelis Annual Incentive Plan (N-AIP) 2009-10). The scheme will be administered by the Human Resources team at Corporate Office, Novelis.

2.	Performance Year: For this scheme, the performance year will be 2009-10. The exact period of assessment will be April 1, 2009 to March 31, 2010. Payouts, computed on the basis of performance, will be effected in July 2010, subject to necessary approvals.

3.	Coverage: The coverage of this scheme will be Grade 38 (or the equivalent job bands) and above. As of now, this will cover 152 Managers. Employees at Grade 37 and below will be governed by local schemes in the respective locations.

4.	Pay Opportunity : The pay opportunity across regions will be in line with market practice and defined to be competitive, self funded and motivate employees to drive the desired behavior in the organization.

5.	Measures and application of weights to each measure to be used for computation of AIP: For 2009-10, four measures shall be used to compute the eligibility of AIP. These measures will be applied at two levels: Overall Novelis Performance and Regional Novelis Performance. The four measures to be used for 2008-09 are as follows :
a.	Normalized Operating EBITDA: Defined as Net Revenues – COGS without depreciation – S&AE – R&D + Realized G/L on Derivatives. This will carry a 40% weightage on the overall plan.

b.	Operating Free Cash Flow: Defined as Operating EBITDA — CAPEX - Change in Working Capital — Change in Deferred Items. In terms of specifics, the measure of operating free cash flow will be used for the regions and Free Cash Flow (FCF) [which includes interest, tax, dividends and corporate costs] will be used for overall Novelis performance. This will carry a 40% weightage on the overall plan.

c.	Environment , Health and Safety : This has 3 sub-parameters :
i.	Recordable Case Rate: Workplace accident resulting in an injury requiring more than first aid treatment. This will carry a 3% weightage on the overall plan.

ii.	LTII Case rate: Workplace injury or illnesses resulting in lost time of one shift or more. This will carry a 3% weightage on the overall plan.

iii.	Completed Strategic EHS Initiatives: Environmental initiatives that lead to significant reductions in water, emissions, energy or waste aligned with the site’s significant environmental aspects or ongoing cases of non-compliance. OHS initiatives based on the site’s significant OHS risk and exposure. All initiatives are pre-approved and tracked in a database. This will carry a 4% weightage on the overall plan.
d.	Individual Performance : This is based on the individual performance rating in the Performance Management System for Novelis. This will carry a 10% weightage in the overall plan
6.	Proposed mix of business performance impact: Different levels and roles will carry a differential weightage on the basis of line of sight and impact. Some of the weightings will be as follows :
a.	All Corporate Staff Grade 38 and above ( wherever they may be placed on the revised job banding model) are 100% based on overall Novelis results.

b.	Region Presidents are 50% overall Novelis performance and 50% on Region performance.

c.	Business Unit heads and major function heads may also be 50% overall Novelis performance and 50% on Region performance or 40% overall Novelis and 60% Region. This coverage will be communicated to individuals in advance.

d.	All other Region Staff grades 38 and above are 20% overall Novelis and 80% Region

e.	Employees below grade 38 in the Corporate office or a Region office would be most closely linked to overall Novelis results (Corporate staff) or Region results (Region staff)

Note: EHS results are not split; corporate staff are 100% overall Novelis and Region Staff are 100% Region.

7.	Performance Measures and Targets for 2009-10 : The performance measures and targets for 2009-10 for Novelis as well as each of the regions will be as approved by the Board for FY2010.

8.	Overall Threshold : The concept of the overall threshold is being introduced for the first time in Novelis. Under this overall threshold, an achievement of 60% of the overall Normalized Operating EBITDA target is required to be met, for any payouts on overall or Region EBITDA and Cash Flow performance, and, for any individual performance payouts. Only the EHS portion of AIP could be earned if this threshold is not met

9.	Example of Computation: Computation of quantums is contingent on the threshold number being achieved either at Overall Novelis level or at the region level. E.g.: Suppose any particular region is “disappointing” on EBITDA and Free Cash flow numbers, and on Target for EHS Performance, whereas the performance is “Superior” for overall Novelis performance for EBITDA and Free Cash flow and on target for EHS Performance. In such case, the Region President with a 50% weightage on business and 50% weightage on Novelis performance will forego his AIP that is linked to Region performance, earn his AIP on target for EHS but will earn 150% of target AIP on account of Novelis performance. As already referenced earlier, any payouts on account of Normalized Operating EBITDA, Cash Flow and Individual performance, are subject to the overall threshold of 60% for Normalized Operating EBITDA being met.

There will be instances wherein the actual performance on all or any of the parameters falls in-between any two performance points ( e.g. higher than “Target”, but lower than “Superior”). In such case, the calculation of performance, will be on a linear scale, between the two performance points.

10.	Other aspects of the plan :
a.	An individual will be entitled to prorated AIP if he / she superannuates during the course of the year, on a pro-rata basis. Such payouts will be made at the time that it is done for all other employees (i.e. in July 2010).

b.	In the event of separation on account of resignation (initiated by the employee) or company initiated separation during the performance year, the concerned individual will not be entitled to any AIP for the year. However, if the company initiated separation is the result of a position elimination that is not performance related (for example a layoff, plant closure, restructuring or sale), the employee will be eligible for prorated incentive consideration at the time that consideration is being given to all other employees

c.	However, if any event as described in (b) occurs after the performance year, but before the timing of payout, such individual shall be entitled to AIP for the entire year.

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